Exhibit 99.1

Gryphon Gold to Issue Updated Pre-Feasibility Study and Clarifies Mineral Disclosure

March 3, 2011. As a result of a review by the British Columbia Securities Commission, Gryphon Gold Corporation (GGN:TSX; GYPH:OTC.BB) is issuing this news release to clarify certain aspects of the mineral disclosure in respect of its Borealis Property.

We have engaged Telesto Nevada to prepare an updated technical report on the Borealis Property in accordance with the requirements of National Instrument 43-101 (“NI 43-101”), including a pre-feasibility study, to update the mine plan to reflect current costing data, update reserves and resources for the Borealis Property and update an economic model based upon a staged start up using updated gold and silver pricing. The scientific and technical data described below is based on our current technical reports (dated September 17, 2009 and April 28, 2008).

The NI 43-101 Pre-Feasibility Study of the Mineral Resources of the Borealis Gold Project located in Mineral County, Nevada, USA revised and restated September 17, 2009 (the “2009 Pre-Feasibility Study”) disclosed the following proven and probable reserves in respect of the oxide and mixed oxide portion of the Borealis Property:

Table 1: Oxide and mixed oxide material: gold reserves

Proven/Probable Reserves	Tons (000)	Gold (opt)	Gold Ounces
Insitu Ore	14,294	0.023	325,556
Heaps-Dumps	2,356	0.022	51,800
Total	16,650	0.023	377,356

The NI 43-101 Technical Report on the Mineral Resources of the Borealis Gold Project located in Mineral County, Nevada, USA dated April 28, 2008 (the “2008 Technical Report”) disclosed the following measured, indicated and inferred resources attributable to the oxide and sulphide portion of the Borealis Property:

Table 2: Oxide, mixed oxide and sulphide: gold resources

Oxide	Tons (000)	Gold (opt)	Gold Ounces
Measured	1,832	0.042	76,900
Indicated	4,041	0.023	92,800
Total	5,873	0.029	169,700

Inferred	9,737	0.018	176,800

Mixed Oxide
Measured	479	0.063	30,400
Indicated	2,193	0.020	43,600
Total	2,672	0.028	74,000

Inferred	3,967	0.018	73,200

Sulphide
Measured	4,319	0.064	276,701
Indicated	16,697	0.048	807,500
Total	21,016	0.052	1,084,201

Inferred	22,457	0.032	715,800

Heaps and Dumps
Indicated	6,082	0.016	95,000
Total	6,082	0.016	95,000

Inferred	14,064	0.01	138,700

The reserves disclosed in our 2009 Pre-Feasibility Study include those resources reported in our 2008 Technical Report as measured or indicated resources and which were classified as reserves as a result of the economic analysis contained in the 2009 Pre-Feasibility Study. The reserves and resources attributable to the oxide and sulphide portion of our Borealis Property are as follows (based on our 2009 Pre-Feasibility Study and 2008 Technical Report):

Table 3: Oxide, mixed and sulphide material: gold reserves and resources

Reserves	Tons (000)	Gold (opt)	Gold Ounces
Proven	12,487	0.023	283,017
Probable	4,162	0.023	94,339
Total	16,650	0.023	377,356

Resources	Tons (000)	Gold (opt)	Gold Ounces
Measured	6,630	0.058	384,000
Indicated	29,013	0.036	1,038,900
Total	35,643	0.040	1,422,900

Inferred	50,225	0.022	1,104,500

Certain third party news organizations (AXcess News, as reproduced on Stockwatch.com and Canada Stockwatch) incorrectly reported our resources and reserves in press releases issued on October 28, 2010 by referring in error to all resources as reserves. Such releases were not issued by or on behalf of the Gryphon Gold and have since been corrected.

In our press release dated October 21, 2010, we announced that our board of directors had developed a strategy to potentially expedite production of the Borealis Property. The focus of this strategy was to finalize critical data pertaining to the Freedom Flats re-leach at the Borealis Property and then to finance a scaled down version of the mine start up. The first phase of this plan is to begin gold recovery from the previously mined and partially leached Freedom Flats oxide heap. The initial capital costs for the mine start up are estimated at $8 million, with the balance of the capital costs (estimated at $9.2 million) to be incurred once the initial phase of the mine is in production, such additional costs to be funded from the revenue earned from the production from the first phase. Although the scaled down version of the mine start up will result in lower initial production than contemplated in the 2009 Pre-Feasibility Study, the aggregate costs and the overall production over the life of the mine are expected to be consistent with those set out in the 2009 Pre-Feasibility Study.

The 2009 Pre-Feasibility Study includes as reserves (under the heading “Legacy Heaps”) the reserves described in our December 30, 2010 press release as reserves contained in the “Freedom Flats Heap”. Any increase in gold grades at Freedom Flats announced in our December 30, 2010 press release is not expected to result in a material increase in our reserves or material increase in the revenue compared to the projections referred to in our 2009 Pre-Feasibility Study (based on gold prices of US$800 per ounce).

We expect to complete our updated technical report prior to finalizing the terms of the proposed offering disclosed in our press release dated February 7, 2011.

On July 29, 2010, we announced that inferred resources may be converted into measured and indicated resources as a result of fill in drilling. Any increase in measured and indicated resources resulting from the 2010 fill in drilling program is not expected to be material and will be reflected in the updated technical report.

On November 15, 2010, the independent firm of Fundamental Research Corp. published a report on Gryphon Gold and the Borealis Property. This report was reproduced on our website, but has since been removed The valuation of the mineralization attributable to the Borealis Property contained in that report is not based on the discounted cash flow analysis contained in the 2009 Pre-Feasibility and is not otherwise supported by data provided by Gryphon Gold. We do not believe that the resource estimates and economic analysis contained in that report are compliant with NI 43-101 and it should not be relied on.

On April 28, 2010, we announced that SRK Consulting had completed a due diligence review of the 2009 Pre-Feasibility Study on behalf of Sage Gold and that we and Sage Gold had retained SRK Consulting to commence the preparation of a feasibility study for the Borealis Property. SRK Consulting did not commence work on any feasibility study as the preparation of a study was deferred until the completion of the drill program we announced on April 28, 2010 and until confirmation by Sage Gold of the exercise of its option to enter into a joint venture announced on March 8, 2010. On August 16, 2010, we announced that the option agreement with Sage Gold had been terminated by Sage Gold and Gryphon Gold. As a result of the termination of the option agreement with Sage Gold, neither we nor Sage Gold requested the start of work on a feasibility study by SRK Consulting

We will issue a further press release once an updated technical report has been filed with Canadian securities regulatory authorities.

Steven D. Craig, CPG, Gryphon Gold’s Vice-President of Exploration, a “qualified person” as defined in National Instrument 43-101 of the Canadian Securities Administrators (“NI 43-101”), has supervised the preparation of the technical information relating to the Borealis Property referred to in this press release.

For information, contact:

John L. Key, CEO
775 853 8814
jkey@gryphongold.com

This press release contains “forward-looking statements” and "forward-looking information" within the meaning of Canadian and United States securities laws, which may include, but is not limited to, statements with respect to projections and expectations related to the preparation of an updated technical report and receipt of regulatory approvals in this respect. Such forward-looking statements and forward-looking information reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risk that an updated technical report will not be completed within the time contemplated and the risk that regulatory approval may not be obtained and the risks and uncertainties outlined under the section headings “Forward-Looking Statements” and “Risks Factors” in our annual report on Form 10-K, as filed with the SEC and Canadian securities regulatory authorities on June 28, 2010, under the section heading “Risk Factors” in our most recent quarterly report on Form 10-Q, as filed with the SEC and Canadian securities regulatory authorities on February 11, 2011, and in our most recent financial statements, reports and registration statements filed with the SEC (available at www.sec.gov) and with Canadian securities regulatory authorities (available at www.sedar.com). We do not undertake to update forward-looking statements or forward-looking information, except as may be required by law.

The Borealis property is described in the technical reports (the “technical reports”) titled “43-101 titled Pre Feasibility Study on the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, U.S.A.” revised and restated September 17, 2009 and titled “NI 43-101 technical report on the Mineral Resources of the Borealis Gold Project located in Mineral County, Nevada” dated April 28, 2008 prepared in accordance with National Instrument 43-101 of the Canadian Securities Administrators (“NI 43-101”). The technical reports describe the exploration history, geology and style of gold mineralization at the Borealis property. Disclosure in this press release of mineral resources is based on the technical report. Details of the quality or grade of each category of mineral resources and key assumptions, parameters and methods used to estimate the mineral resources is included in the technical reports. The reports also include a description of environmental and permitting matters.

Cautionary Note to U.S. Investors concerning estimates of Measured, Indicated and Inferred Resources: This press release , the 2009 Pre-Feasibility Study and the 2008 Technical Report referenced in this press release use the terms “Measured Resources”, “Indicated Resources”, “Measured & Indicated Resources” and “Inferred Resources.” We advise U.S. investors that while these terms are defined in and required by Canadian regulations, these terms are not defined terms under the U.S. Securities and Exchange Commission (“SEC”) Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. “Inferred Resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or pre-feasibility study, except in rare cases. The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant “reserves” as in-place tonnage and grade without reference to unit measures. U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves.